Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-263108, 333-255065, 333-225832, 333-225835 and 333-227945 on Form S-3, Registration Statement Number 333-216887 on Form S-4, and Registration Statement Nos. 333-188999, 333-205617, 333-212929 and 333-227948 on Form S-8 of our reports dated February 24, 2023 relating to the financial statements of Northern Oil and Gas, Inc. and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ DELOITTE & TOUCHE, LLP

Minneapolis, Minnesota
February 24, 2023